Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

SEI Institutional International Trust:

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information in this Registration Statement of the SEI Institutional International Trust International Equity, Emerging Markets Equity, and Emerging Markets Debt Funds.

/s/ KPMG LLP

Philadelphia, Pennsylvania

October 16, 2008